Exhibit 99.1

FOR IMMEDIATE RELEASE
Old Point Financial Corporation Declares Quarterly Dividend
HAMPTON, Va., November 18, 2020 (PRNewswire) – Old Point Financial Corporation declared a quarterly cash dividend of $0.12 per share on its common stock to be paid on December 28, 2020 to shareholders of record as of December 2, 2020. The dividend amount is the same as the prior quarter’s dividend and based on the stock’s closing price of $16.51 on November 18, 2020, the dividend yield is approximately 2.9%.
ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank, a locally owned and managed community bank, and Old Point Trust & Financial Services, N.A., a wealth management services provider, serving the Hampton Roads, Virginia region. Additional information on the Company is available at www.OldPoint.com under “Investor Relations”.
Contact:  Laura Wright, VP/Marketing Director, 757.728.1743